Exhibit 99.1

Lehigh Gas Partners LP Reports Second Quarter 2014 Results and Announces a 2.0% Increase in Its Quarterly Cash Distribution

ALLENTOWN, PA (August 6, 2014) - Lehigh Gas Partners LP (NYSE: LGP) (the “Partnership,” “we,” or “us”) today reported its financial results for the quarter ended June 30, 2014 and announced that the Board of Directors of its general partner approved a 2.0% increase in the Partnership’s cash distribution per unit from the current annual rate of $2.05 per unit ($0.5125 per quarter) to $2.09 per unit ($0.5225 per quarter). Separately, the Partnership announced that CST Brands, Inc. (NYSE: CST) entered into a definitive agreement to acquire the Partnership’s general partner, Lehigh Gas GP, LLC. Please see our separate press release entitled “CST Brands to Acquire the General Partner of Lehigh Gas Partners LP” for additional information on the transaction.

In the Second Quarter of 2014, the Partnership:

•	Distributed 235.5 million gallons of fuel compared to second quarter 2013 volume of 160.7 million gallons of fuel, a 46.5% increase.

•	Generated gross profit from fuel sales of $16.7 million compared to second quarter 2013 gross profit from fuel sales of $12.0 million, a 39.1% increase.

•	Generated net rental income (rent income minus rent expense) of $5.8 million compared to second quarter 2013 net rental income of $6.4 million, an 8.4% decrease.

•	Closed on the $59.5 million acquisition of PMI and $40.2 acquisition of the Atlas assets

•	Generated EBITDA and Adjusted EBITDA of $8.9 million and $10.0 million, compared to second quarter 2013 EBITDA and Adjusted EBITDA of $14.1 million and $14.9 million, respectively. Included in the EBITDA and Adjusted EBITDA for the current quarter are $5.6 million in acquisition related expenses and $1.5 million in non-cash charges associated with the acquisitions completed during the quarter.

•	Generated Distributable Cash Flow of $6.4 million or $0.33 per weighted average common unit on a diluted basis compared to second quarter 2013 Distributable Cash Flow of $11.2 million or $0.73 per common unit. Excluding the acquisition expenses and non-cash charges referenced above, Distributable Cash Flow for the quarter was $13.5 million or $0.71 per weighted average common unit.

•	Declared a second quarter distribution of $0.5225 per unit, a 2.0% increase in the Partnership’s distribution rate from the first quarter of 2014 and representing a 9.4% increase from the second quarter 2013 distribution.

Second Quarter 2014 Results

Net income for the second quarter of 2014 totaled $1.9 million or $0.10 per weighted average common unit on a diluted basis. For the quarter, EBITDA totaled $8.9 million, Adjusted EBITDA totaled $10.0 million and Distributable Cash Flow amounted to $6.4 million or $0.33 per weighted average common unit on a diluted basis. Included in the EBITDA, Adjusted EBITDA and Distributable Cash figures are $5.6 million in acquisition expenses and $1.5 million in non-cash charges related to the acquisitions completed during the quarter. Net income includes, in addition to the previously mentioned items, a $5.2 million tax benefit related to the partial release of a valuation allowance against deferred tax assets. Please refer to the section included herein under the heading “Non-GAAP Financial Measures of “EBITDA”, “Adjusted EBITDA” and “Distributable Cash Flow” for a discussion of our use of non-GAAP adjusted financial information.

“Overall, the operating environment was much stronger this quarter as margins and volumes improved from the seasonally weak first quarter,” said Chairman and CEO Joe Topper. “We closed on two great acquisitions during the quarter that are already contributing to increased profitability at the Partnership. In addition, I am pleased to announce another distribution increase this quarter, our fifth distribution increase in the six full quarters in which we have been public,” Topper added.

Total revenue amounted to $767.2 million for the quarter ended June 30, 2014, consisting of $738.9 million of aggregate revenues from fuel sales, including revenues from fuel sales to affiliates, $10.8 million of aggregate rent income, including rent income from affiliates, and $17.2 million of revenues from food and merchandise sales associated with assets from the PMI acquisition. During the quarter, we wholesale distributed 228.2 million gallons of fuel at an average selling price of $3.083 per gallon and at an average wholesale gross margin of $0.066 per gallon, resulting in a wholesale gross profit of $15.0 million. During the quarter, we retail distributed 32.4 million gallons at an average selling price of $3.624 per gallon and at an average retail gross margin of $0.052 per gallon, resulting in a retail gross profit of $1.7 million. Total gross profit from motor fuels for the quarter was $16.7 million. During the quarter, the Partnership made $3.2 million in gross margin from the sale of food and merchandise. The $3.2 million in food and merchandise gross margin for the quarter includes a $1.5 million non-cash charge related to purchase accounting adjustments associated with the PMI acquisition. For the quarter ended June 30, 2013, the Partnership wholesale distributed 160.7 million gallons of fuel at an average selling price of $2.971 per gallon and an average margin of $0.075 per gallon, resulting in a gross profit of $12.0 million. In the second quarter of 2013, the Partnership recorded $10.3 million in rent income. The Partnership did not have any retail fuel or food and merchandise operations in the second quarter of 2013.

The increase in gross profit from fuel sales for the second quarter of 2014 relative to 2013 was primarily due to the increased volume in the quarter offset by the lower fuel margin in the quarter. The increased fuel volume for the quarter is primarily due to the acquisitions that have been completed since the second quarter of 2013 offset by certain marketplace volume declines and the closure of certain sites. Fuel margins for the quarter were down relative to the strong results of the second quarter of 2013. On a sequential basis though, wholesale fuel margin per gallon improved by approximately 12% from the first quarter of 2014. The increase in rent income for the second quarter of 2014 relative to 2013 was due to the increased rent from acquisitions completed since the second quarter of 2013 offset by the decrease in rent associated with the purchase of the commission class of trade sites from LGO in the third quarter of 2013 and certain lease terminations.

Total expenses amounted to $765.6 million for the quarter ended June 30, 2014, including rent expense of $4.9 million, operating expenses of $3.7 million, depreciation and amortization of $7.2 million, and selling, general and administrative expenses of $13.6 million. Included in selling, general and administrative expenses for the quarter is $5.6 million in acquisition expenses related to acquisitions closed during the quarter. The acquisition expenses consisted primarily of broker, advisory, legal and other professional fees. For the quarter, the Partnership also recorded an income tax benefit of $3.9 million, which includes a $5.2 million benefit from the partial release of a valuation allowance against deferred tax assets. For the quarter ended June 30, 2013, total expenses amounted to $479.1 million, including rent expense of $3.9 million, operating expenses of $1.1 million, depreciation and amortization of $4.9 million and selling, general and administrative expenses of $3.8 million.

The increase in rent expense for the quarter is primarily due to the increased leased site count for the quarter as a result of acquisitions completed since the second quarter of 2013 offset to a limited extent by the termination of certain leased sites that occurred since the second quarter of 2013. Overall, net rental income decreased due to the increased lease expense due to the leasehold sites in the PMI acquisition, which was not offset by increased rent income from the sites since the Partnership operates the sites directly and does not lease the sites to a third party as it has typically done in previous acquisitions. Operating expenses increased by $2.6 million for the quarter relative to 2013 primarily due the PMI acquisition, which introduced the direct store level operations of PMI into the Partnership, and the additional maintenance associated with the increase in the number of sites owned or leased as a result of acquisitions completed since the second quarter of 2013. Selling, general and administrative expenses increased in the second quarter of 2014 relative to 2013 primarily due to the increased acquisition expenses, the PMI acquisition, which includes a management fee paid to an affiliate for store level and administrative labor and other expenses, and an increase in equity based compensation and professional fees.

Acquisition and Financing Activity

PMI Acquisition

As previously announced, on April 30, 2014, the Partnership acquired Roanoke, VA based Petroleum Marketers, Inc. (“PMI”) for net total consideration of $59.5 million. PMI operates two primary lines of business: convenience stores and petroleum products distribution. In its convenience store business, PMI operates 87 convenience stores and 9 co-located branded quick service restaurants located primarily along the Interstate 81 corridor in Virginia, with a concentration in the Roanoke, VA area. The petroleum products business distributes motor fuels and other petroleum products to customers throughout Virginia, West Virginia, Tennessee and North Carolina. The transaction was funded under the Partnership’s credit facility.

Atlas Acquisition

As previously announced, the Partnership completed its acquisition of 52 wholesale supply contracts, one sub-wholesaler contract, five fee sites, six leasehold sites and certain other assets from affiliates of Atlas Oil Company for $35.0 million on May 19, 2014. In addition, the Partnership acquired certain short-term financing assets associated with the wholesale supply contracts for the face value of the financing assets of $5.2 million, bringing the total consideration to $40.2 million, subject to certain post-closing adjustments. The transaction was funded under the Partnership’s credit facility and $4.0 million of proceeds from the sale of PMI’s lubricants business that were directed to an escrow agent as part of a Section 1031 like-kind exchange.

As of June 30, 2014, the Partnership had $272.5 million in outstanding borrowings under its credit facility. The Partnership had a nominal $160.3 million available for borrowing, net of outstanding borrowings and letters of credit.

Distributions to Unitholders

The Partnership announced today that the Board of Directors of its general partner approved a 2.0% increase in the Partnership’s cash distribution per unit from the current annual rate of $2.05 per unit ($0.5125 per quarter) to $2.09 per unit ($0.5225 per quarter). The distribution represents an annual distribution rate of 8.1% based on the Partnership’s common unit closing price on August 5, 2014 of $25.95 and a 9.4% increase from the second quarter 2013 distribution. The second quarter distribution is payable on August 28, 2014 to all unitholders of record as of August 18, 2014. In reviewing its distribution policy, the Board determined that it will continue to evaluate the Partnership’s distribution each quarter.

Second Quarter Earnings and Transaction Overview Call

The management team of the Partnership will hold a conference call on Thursday, August 7, 2014 at 10:00 AM ET to discuss the announced acquisition of the general partner of the Partnership and the Partnership’s quarterly results. The management team of the Partnership will be joined by the management team of CST Brands, Inc. on the call. The dial-in information for the call is:

Live Dial-in Information:

Primary Dial-in #:	800.774.6070
Secondary Dial-in#:	630.691.2753
Participant Passcode:	8471623#
Preregistration:	No

Replay Dial-in Information

Available From:	8/7/2014 1:30 PM ET
Available To:	8/14/2014 11:59 PM ET
Primary Dial-in #:	888.843.7419
Secondary Dial-in #:	630.652.3042
Participant Passcode:	8471623#

About Lehigh Gas Partners LP

Lehigh Gas Partners, headquartered in Allentown, PA, is a leading wholesale distributor of motor fuels and owner and lessee of real estate used in the retail distribution of motor fuels. Formed in 2012, Lehigh Gas Partners distributes fuel to over 1,050 locations and owns or leases more than 625 sites in sixteen states: Pennsylvania, New Jersey, Ohio, Florida, New York, Massachusetts, Kentucky, New Hampshire, Maine, Tennessee, Maryland, Delaware, West Virginia, Virginia, Illinois and Indiana. The company is affiliated with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf and Citgo. LGP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for many additional brands. For additional information, please visit www.lehighgaspartners.com.

Investor Contact:

Karen Yeakel

Vice President, Investor Relations

Lehigh Gas Partners

610-625-8126

kyeakel@lehighgas.com

Forward Looking and Cautionary Statements

This press release and oral statements made regarding the subjects of this release may contain forward-looking statements, which may include, but are not limited to, statements regarding the Partnership’s plans, objectives, expectations and intentions and other statements that are not historical facts, including statements identified by words such as “outlook,” “intends,” “plans,” “estimates,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “anticipates,” “foresees,” or the negative version of these words or other comparable expressions. All statements addressing operating performance, events, or developments that the Partnership expects or anticipates will occur in the future, including statements relating to revenue growth and earnings or earnings per unit growth, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements. The forward-looking statements are based upon the Partnership’s current views and assumptions regarding future events and operating performance and are inherently subject to significant business, economic and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond the Partnership’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Partnership on its website or otherwise. The Partnership does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although the Partnership does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Partnership cannot guarantee their accuracy. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, including the factors discussed in this report and those described in the “Risk Factors” section of the Partnership’s Form 10-K filed on March 10, 2014 with the Securities and Exchange Commission as well as in the Partnership’s other filings with the Securities and Exchange Commission. No undue reliance should be placed on any forward-looking statements.

Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of Lehigh Gas Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, Lehigh Gas Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Lehigh Gas Partners LP

Consolidated Statements of Operations

($ in thousands, except per unit amounts)

	Three Months Ended June 30, 2014 (unaudited)	Three Months Ended June 30, 2013 (unaudited)	Six Months Ended June 30, 2014 (unaudited)	Six Months Ended June 30, 2013 (unaudited)
Revenues:
Revenues from fuel sales	528,364	228,719	825,148	447,023
Revenues from fuel sales to affiliates	210,492	248,704	384,897	491,569
Revenues from food and merchandise sales	17,249	—	17,249	—
Rent income	6,171	3,833	11,679	7,185
Rent income from affiliates	4,592	6,432	9,779	13,349

Other revenues	323	508	460	931

Total revenues	767,191	488,196	1,249,212	960,057

Costs and expenses:
Cost of revenues from fuel sales	518,440	223,665	810,220	437,943
Cost of revenues from fuel sales to affiliates	203,752	241,772	373,511	478,735
Cost of revenues from food and merchandise sales	14,075	—	14,075	—
Rent expense	4,933	3,900	8,748	7,784
Operating expenses	3,670	1,113	5,868	1,933
Depreciation and amortization	7,247	4,864	13,183	9,703
Selling, general and administrative expenses	13,553	3,820	18,080	7,399
Gains on sales of assets, net	(53)	(47)	(1,533)	(47)

Total costs and operating expenses	765,617	479,087	1,242,152	943,450

Operating income	1,574	9,109	7,060	16,607
Interest expense	(3,712)	(3,505)	(7,739)	(6,884)
Other income, net	119	85	223	166

Income (loss) from continuing operations before income taxes	(2,019)	5,689	(456)	9,889
Income tax expense (benefit) from continuing operations	(3,911)	220	(3,776)	663

Net income	1,892	5,469	3,320	9,226
Incentive distribution right holders’ interest in net income	31	—	62	—

Limited partners’ interest in net income	1,861	5,469	3,258	9,226

	Three Months Ended June 30, 2014 (unaudited)	Three Months Ended June 30, 2013 (unaudited)	Six Months Ended June 30, 2014 (unaudited)	Six Months Ended June 30, 2013 (unaudited)
Limited partners’ interest in net income	1,861	5,469	3,258	9,226
Net income per common and subordinated unit – basic	$0.10	$0.36	$0.17	$0.61
Net income per common and subordinated unit – diluted	$0.10	$0.36	$0.17	$0.61
Weighted average limited partners’ units outstanding

Common units – basic	11,194,203	7,526,044	11,155,140	7,525,952

Common units – diluted	11,194,203	7,569,312	11,533,530	7,525,952

Subordinated units – basic and diluted	7,525,000	7,525,000	7,525,000	7,525,000

Supplemental Operating Metrics - ($ in thousands, except per gallon amounts)

	Three Months Ended June 30, 2014 (unaudited) –	Three Months Ended June 30, 2013 (unaudited)	Six Months Ended June 30, 2014 (unaudited)	Six Months Ended June 30, 2013 (unaudited)
Revenues from fuel sales	528,364	228,719	825,148	447,023
Revenues from fuel sales to affiliates	210,492	248,704	384,897	491,569

Revenues from fuel sales - aggregate	738,856	477,423	1,210,045	938,592
Cost of revenues from fuel sales	518,440	223,665	810,220	437,943
Cost of revenues from fuel sales to affiliates	203,752	241,772	373,511	478,735

Cost of revenues from fuel sales - aggregate	722,192	465,437	1,183,731	916,678

Gross profit from fuel sales - aggregate (1)	16,664	11,986	26,314	21,914

Wholesale volume of gallons distributed (millions)	228.2	160.7	387.8	310.4
Wholesale selling price per gallon	$3.083	$2.971	$3.007	$3.024
Wholesale margin per gallon	$0.066	$0.075	$0.063	$0.071
Wholesale segment gross profit from fuel	15,030		24,390

Retail volume of gallons distributed (millions)	32.4		47.5
Retail selling price per gallon	$3.624		$3.587
Retail margin per gallon	$0.052		$0.042
Retail segment gross profit from motor fuel	1,670		1,991

Total gallons distributed (millions)	235.5		395.1
Total margin per gallon	$0.071		$0.067

Capital expenditures - maintenance	425	662	984	745
Capital expenditures - expansion	112,466	3,224	114,067	3,384

1.	The three and six months ended June 30, 2014 includes a $(36) and $(67) impact from the elimination of the wholesale segment’s profit relating to the retail segment’s ending inventory.

Site Count

As of June 30, 2014, we distributed motor fuels to 1,092 sites in the following classes of business:

•	445 sites operated by independent dealers;

•	237 sites owned or leased by us and operated by LGO;

•	255 sites owned or leased by us and operated by lessee dealers;

•	68 sites owned or leased by us and operated by commission agents; and

•	87 sites owned or leased by us and operated by the Partnership

In addition, we distribute motor fuels to 18 sub-wholesalers who distribute to additional sites.

Lehigh Gas Partners LP

Condensed Consolidated Balance Sheets

($ in thousands)

(unaudited)

	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	864	4,115
Accounts receivable, net	35,397	7,342
Accounts receivable from affiliates	23,892	16,558
Inventory	14,340	2,141
Assets held for sale	3,279	1,328
Other current assets	10,850	4,012

Total current assets	88,622	35,496

Property and equipment, net	348,205	288,729
Intangible assets, net	72,781	47,005
Deferred financing fees, net	7,901	5,743
Goodwill	29,116	9,324
Other assets	10,695	5,324

Total assets	557,320	391,621

Liabilities and partners’ capital
Current liabilities:
Lease financing obligations, current portion	2,710	2,568
Accounts payable	55,818	20,567
Motor fuel taxes payable	8,787	7,186
Accrued expenses and other current liabilities	12,025	8,536

Total current liabilities	79,340	38,857

Long-term debt	299,681	173,509
Lease financing obligations	62,202	64,364
Other long-term liabilities	34,740	20,220

Total liabilities	475,963	296,950
Partners’ capital	81,357	94,671

Total liabilities and partners’ capital	557,320	391,621

Non-GAAP Financial Measures of “EBITDA”, “Adjusted EBITDA” and “Distributable Cash Flow”

We use the non-GAAP financial measures of “EBITDA”, “Adjusted EBITDA” and “Distributable Cash Flow” in this press release. EBITDA represents net income before deducting interest expense, income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA as further adjusted to exclude gains or losses on sales of assets, gains or losses on the extinguishment of debt, equity-based incentive compensation, equity-based director compensation and certain other non-cash items as deemed appropriate by management. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, maintenance capital expenditures net of any reimbursements and current income tax expense.

EBITDA, Adjusted EBITDA and Distributable Cash Flow are used as supplemental financial measures by management and by external users of our financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess our financial performance without regard to financing methods, capital structure or income taxes and our ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of our business on a consistent basis by excluding the impact of sales of our assets which do not result directly from our wholesale distribution of motor fuel and our leasing of real property. EBITDA, Adjusted EBITDA and Distributable Cash Flow are also used to assess our ability to generate cash sufficient to make distributions to our unit-holders.

We believe the presentation of EBITDA, Adjusted EBITDA and Distributable Cash Flow provides useful information to investors in assessing our financial condition and results of operations. EBITDA, Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA, Adjusted EBITDA and Distributable Cash Flow have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. Additionally, because EBITDA, Adjusted EBITDA and Distributable Cash Flow may be defined differently by other companies in our industry, our definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income for each of the periods indicated.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA ($ in thousands)

	Three Months Ended June 30, 2014 (unaudited)	Three Months Ended June 30, 2013 (unaudited)	Six Months Ended June 30, 2014 (unaudited)	Six Months Ended June 30, 2013 (unaudited)
Net income (loss)	1,892	5,469	3,320	9,226
Plus:
Depreciation and amortization	7,247	4,864	13,183	9,703
Income tax expense (benefit)	(3,911)	220	(3,776)	663
Interest expense	3,712	3,507	7,739	6,889

EBITDA	8,940	14,060	20,466	26,481
Plus: Non-cash equity compensation	1,136	873	2,050	1,069
Less: Gains on sales of assets, net	(53)	(47)	(1,553)	(47)

Adjusted EBITDA	10,023	14,886	20,983	27,503

Computation of Distributable Cash Flow ($ in thousands)

	Three Months Ended June 30, 2014 (unaudited)	Three Months Ended June 30, 2013 (unaudited)	Six Months Ended June 30, 2014 (unaudited)	Six Months Ended June 30, 2013 (unaudited)
Adjusted EBITDA	10,023	14,886	20,983	27,503
Less:
Cash interest expense	(3,321)	(2,762)	(6,365)	(5,530)
Maintenance capital expenditures	(425)	(662)	(984)	(745)
Current income tax (expense) benefit	79	(220)	(65)	(672)

Distributable Cash Flow	6,356	11,242	13,569	20,556